Exhibit 2.1

AMENDMENT TO SECURITIES PURCHASE AGREEMENT

THIS AMENDMENT (this “Amendment”) to the Securities Purchase Agreement (the “Agreement”), dated as of October 17, 2014, by and among TECO Diversified, Inc., a Florida corporation (“Seller”), and Cambrian Coal Corporation, a Kentucky corporation (“Purchaser”), is made and entered into as of December 24, 2014, by and between Seller and Purchaser and is effective as of the date hereof. All capitalized terms used but not defined herein shall have the meaning assigned to them in the Agreement.

WITNESSETH THAT:

WHEREAS, the parties desire to amend the Agreement to reflect certain items described herein; and

WHEREAS, Section 9.10 of the Agreement provides, among other things, that the Agreement may be amended by a written mutual agreement executed and delivered by Seller and Purchaser.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, Seller and Purchaser hereby agree as follows:

1.	Extension of Closing Date. The date “December 31, 2014” in Section 2.2(a) shall be deleted and replaced with “February 20, 2015”.

2.	Extension of Outside Date. The date “December 31, 2014” in Section 7.1(b) shall be deleted and replaced with “February 20, 2015”.

3.	Deletion of Section 5.19. Section 5.19 “No Solicitation of Other Bids” shall be deleted in its entirety and replaced with the following:

“Reserved.”

4.	Effect on the Agreement. This Amendment shall be deemed incorporated into the Agreement and shall be construed and interpreted as though fully set forth therein. Except as amended and modified herein, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date set forth above.

TECO DIVERSIFIED, INC.

By:	/s/ John B. Ramil
Name:	John B. Ramil
Title:	President

CAMBRIAN COAL CORPORATION

By:	/s/ James H. Booth
Name:	James H. Booth
Title:	President